EXHIBIT 99.2

MONARCH COMMUNITY BANCORP ANNOUNCES FILING OF LAWSUIT BY FORMER PRESIDENT JOHN SCHROLL AND TAKING OF FORMAL ACTION TO TERMINATE SCHROLL’S EMPLOYMENT

     COLDWATER, MICHIGAN, October 1, 2004 — Monarch Community Bancorp, Inc. (MCBF), announced that its former President and Chief Executive Officer, John Schroll, has filed suit against the Bancorp and its subsidiary, Monarch Community Bank, in which, among other things, Mr. Schroll disputes the characterization of his termination of employment as a resignation.

     On September 30, 2004, the Board of Directors of the Company met and formally terminated Mr. Schroll’s employment with the Company. Likewise, the Board of Directors of the Bank met on that same date and took formal action to terminate Mr. Schroll’s employment with the Bank without cause (as defined in his employment agreement) and to direct that Mr. Schroll be paid severance benefits under the employment agreement.

     Chairman, Stephen M. Ross, speaking on behalf of the Company’s and Bank’s Boards stated, “We are disappointed that former President Schroll chose to file what we view as an unnecessary and frivolous lawsuit. It had been our understanding that Mr. Schroll voluntarily resigned from his positions with the Company and the Bank on August 19th. Nevertheless, the Bank’s Board has consistently communicated to Mr. Schroll that it intends to fully honor the terms of his employment agreement. Therefore, we remain puzzled by his decision to commence litigation. Nevertheless the Bank intends to vigorously defend the claim and do whatever is necessary in response to Mr. Schroll’s actions.”

     The Company currently estimates the economic value payable to Mr. Schroll as a result of his termination to be in excess of $450,000.